VSE REPORTS FIRST QUARTER 2007 RESULTS

                  Revenues Increase 91%, Net Income Up 84%

       Alexandria, Virginia, April 27, 2007 - VSE Corporation (NASDAQ Global
Market: VSEC) reported consolidated financial results for the three months ended March 31, 2007 and 2006, as follows:

VSE Corporation and Subsidiaries
Consolidated  Statements of Income (unaudited)
(dollars in thousands, except share data)
-------------------------------------------------------------------------------
                                                   Three months ended March 31,
                                                         2007         2006
                                                         ----         ----

Revenues, principally from contracts                 $ 120,689    $  63,300
Costs and expenses of contracts                        116,248       60,912
                                                     ---------    ---------
Gross profit                                             4,441        2,388
Selling, general and administrative expenses               151          123
Interest (income), net                                    (116)        (137)
                                                     ---------    ---------
Income before income taxes                               4,406        2,402
Provision for income taxes                               1,677          917
                                                     ---------    ---------
Net income                                           $   2,729    $   1,485
                                                     =========    =========

Earnings per share:
Basic                                                $    1.14    $     .63
Diluted                                                   1.12		.61

Weighted average shares outstanding:
Basic                                                2,403,712    2,361,261
Diluted                                              2,444,767    2,433,317

Financial Results

       Commenting on the financial results, VSE Chairman, President and CEO/COO Don Ervine said, "During the first quarter of 2007 compared to the same quarter of 2006, VSE revenues increased primarily due to an increase in subcontract revenues under VSE's Rapid Response (R2) contract to provide maintenance and logistics services supporting U.S. Army operations in Iraq and Afghanistan, our new Treasury Seized Property Management prime contract, increased production under our Tanker Ballistic Protection System (TBPS) contract, and an increase in the volume of equipment refurbishment work performed for elements of the U.S. Army, Army Reserve, and Army National Guard."


                                   -more-


VSE Corporation News Release (continued)


       "Net income for the first quarter of 2007 increased compared to the first quarter of 2006 primarily due to the profits associated with the TBPS program, the increase in R2 subcontract revenues, the new Treasury Seized Property Management work, and the increase in Army Reserve equipment refurbishment services."

       "Bookings for the most recent quarter were strong at about $205 million compared to quarterly revenues of about $121 million, resulting in funded backlog of about $384 million at March 31, 2007. This compares favorably to a funded backlog of about $299 million at December 31, 2006, and about
$262 million for the year-ago quarter. We believe these indicators are positive for our continued growth for the remainder of 2007. We look forward to reporting on our progress as the year proceeds."

Safe Harbor

       This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

       VSE provides diversified services to the engineering, energy and environment, defense, and homeland security markets from more than 20 locations across the United States and around the world. For more information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development, at
(703) 317-5202.

News Contact:  C. S. Weber, CAO, (703) 329-4770

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